Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS EXHIBIT MARKED BY [***] HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of May 17, 2024 (the “Effective Date”), is made by and between THE BOARD OF REGENTS OF THE TEXAS A&M UNIVERSITY SYSTEM, an agency of the State of Texas (“Purchaser”) and IBIO CDMO LLC, a Delaware limited liability company (“Seller”).

A G R E E M E N T S:

WHEREAS, Seller is the lessee under that certain Ground Lease Agreement dated March 8, 2010, as amended by an Estoppel Certificate and Amendment to Ground Lease Agreement dated as of December 22, 2015 by and between Seller, as lessee, and The Board of Regents of the Texas A&M University System, as lessor (in such capacity, “Ground Lessor”), as assigned (as to the lessee interest thereunder) by that certain Special Warranty Deed and Assignment of Ground Lease dated November 1, 2021 by and between College Station Investors LLC and Seller (as so amended and assigned, the “Ground Lease”), relating to the land  more specifically described in Exhibit 1.1.1 located in Brazos County, Texas (the “Land”); and

WHEREAS, subject to the terms and conditions set forth in this Agreement, on the Closing Date (as hereinafter defined), (i) Seller and Purchaser have agreed to terminate the Ground Lease and (ii) Seller has agreed to sell and transfer, and Purchaser agrees to purchase and acquire, the Property (as hereinafter defined);

NOW, THEREFORE, in consideration of the covenants, promises and undertakings set forth herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1.THE PROPERTY

1.1Description.  Subject to the terms and conditions of this Agreement, and for the consideration herein set forth, on the Closing Date, (i) upon the sale and transfer described in clause (ii) below, Seller and Purchaser agree to terminate the Ground Lease and (ii) Seller agrees to sell and transfer, and Purchaser agrees to purchase and acquire, all of Seller’s assignable and transferable right, title, and interest (if any) in and to the following (collectively, the “Property”):

1.1.1the buildings, parking areas, improvements, and fixtures now situated on the Land (the “Improvements”);

1.1.2the furniture, personal property, machinery, apparatus, and equipment owned by Seller and currently used in the operation, repair and maintenance of the Land and Improvements and situated thereon (collectively, the “Personal Property”);

1.1.3all easements, hereditaments, and appurtenances belonging to or inuring to the benefit of Seller and pertaining to the Land or Improvements, if any;

1.1.4all contracts and agreements relating to the operation or maintenance of the Land, Improvements or Personal Property the terms of which extend beyond midnight of the day preceding the Closing Date (as hereinafter defined) as set forth on Exhibit 1.1.6 (the “Contracts”); and

1.1.5to the extent not proprietary and without representation as to whether third party consent is required, and at no cost or liability to Seller, all intangible assets of any nature relating to any or all of the Improvements and the Personal Property (if any), including, but not limited to, (i) all guaranties and warranties issued with respect to the Improvements; (ii) all plans and specifications, drawings and prints describing the Improvements; (iii) trademarks or trade names associated with the Improvements; (iv) all development rights; (v) any governmental permits, entitlements, approvals, licenses and certificates pertaining to zoning, use, occupancy, and signage for the Property; and (vi) all rights and claims of Seller against third parties related to the Property.

1.2“As-Is” Purchase.  The Property is being sold in an “AS IS, WHERE IS” condition and “WITH ALL FAULTS” as of the Effective Date and as of Closing, except as expressly set forth in this Agreement and/or in the documents to be delivered at Closing (herein collectively referred to as “Seller’s Representations and Warranties”). Except for Seller’s Representations and Warranties, no representations or warranties have been made or are made and no responsibility has been or is assumed by Seller or by any partner, officer, person, firm, agent, attorney or representative acting or purporting to act on behalf of Seller as to (i) the condition or state of repair of the Property; (ii) the compliance or non-compliance of the Property with any applicable laws, regulations or ordinances (including, without limitation, any applicable zoning, building or development codes); (iii) the value, expense of operation, or income potential of the Property; (iv) any other fact or condition which has or might affect the Property or the condition, state of repair, compliance, value, expense of operation or income potential of the Property or any portion thereof; or (v) the environmental condition of the Property, including without limitation whether the Property contains asbestos or harmful or toxic substances or pertaining to the extent, location or nature of same.  The parties agree that all understandings and agreements heretofore made between them or their respective agents or representatives are merged in this Agreement, which alone fully and completely express their agreement, and that this Agreement has been entered into after full investigation, or with the parties satisfied with the opportunity afforded for full investigation, neither party relying upon any statement or representation by the other except for Seller’s Representations and Warranties. Purchaser acknowledges and agrees that (a) Purchaser (or its affiliate) is the Ground Lessor and fee owner of the Land and in such capacity is familiar with the Property and has independently examined, inspected, and investigated to the full satisfaction of Purchaser, the physical nature and condition of the Property including, without limitation, its environmental condition, and the income, operating expenses and carrying charges affecting the Property, and (b) except for Seller’s Representations and Warranties, Purchaser, in executing, delivering and performing this Agreement, does not rely upon any statement, offering material, operating statement, historical budget, engineering structural report, any environmental reports, information, or representation to whomsoever made or given, whether to Purchaser or others, and whether directly or indirectly, orally or in writing, made by any person, firm or corporation, and Purchaser acknowledges that any such statement, information, offering material, operating statement, historical budget, report or representation, if any, does not represent or guarantee future performance of the Property. To the extent now or hereafter applicable, each party hereby waives its rights, if any, under the Deceptive Trade Practices – Consumer Protection Act, Section 17.41 et seq., Texas Business

& Commerce Code, a law that gives consumers special rights and protections.  After consultation with an attorney of its own selection, each party voluntarily consents to this waiver.  This Section 1.2 shall survive any termination of this Agreement and the Closing.

1.3Agreement to Convey.  Subject to the terms and conditions set forth in this Agreement, Seller agrees to convey, and Purchaser agrees to accept, the Property.

2.PRICE AND PAYMENT.

2.1Purchase Price.  Purchaser agrees to pay the sum of Eight Million Five Hundred Thousand Dollars and No cents ($8,500,00.00) (the “Purchase Price”) as consideration for the consummation of the transactions contemplated by this Agreement, subject to the terms of this Agreement.

2.2Payment.  Payment of the entire Purchase Price is to be made in cash at the Closing, subject to adjustment for the prorations as provided herein, to University Title Company, Attention: Kary Mersmann (the “Title Company”) for disbursement to Seller, or if instructed by the Seller, to the Lender (as defined below) as Seller’s designee, via wire transfer in immediately available funds.

2.3Closing.  Payment of the Purchase Price and the closing hereunder (the “Closing”) will take place on, time being of the essence, the date which is twenty (20) business days after Purchaser’s receipt of the Board Approval (as hereinafter defined), but in no event later than May 31, 2024 (the “Closing Date”).  The Closing will take place at the offices of the Title Company at 2:00 p.m. local time or at such other time and place as may be agreed upon in writing by Seller and Purchaser.  Closing shall occur through an escrow with the Title Company.  Funds shall be deposited into and held by the Title Company in a closing escrow account with a bank satisfactory to Purchaser and Seller.  Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct the Title Company to immediately record and deliver the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser.3.INSPECTIONS AND APPROVALS.

3.1Inspections.

3.1.1Commencing on the Effective Date through the Closing Date, so long as this Agreement remains in effect, Seller agrees to allow Purchaser and Purchaser’s engineers, architects, employees, agents and representatives (collectively, “Purchaser’s Agents”) reasonable access, during normal business hours, to the Property and to the records, if any, maintained by Seller. Such access shall be solely for the purposes of inspecting the physical condition of the Property and conducting non-intrusive physical or environmental inspections of the Property.  Purchaser shall not conduct or allow any testing or air samples at the Property or any physically intrusive testing of, on or under the Property without first obtaining Seller’s written consent as to the timing and scope of work to be performed and entering into an access agreement in form and substance satisfactory to Seller in its sole discretion.  Except as expressly set forth in this Agreement, all documents furnished to Purchaser pursuant to this Agreement are provided for information only, and without representation or warranty of any nature, and Purchaser shall be solely responsible for verifying the information contained therein. Purchaser shall not file or cause to be filed any application or make any request (other than inquiries into public records and existing violations) with any governmental or quasi-governmental agency which would or could lead to a hearing before any governmental or quasi-governmental agency or which would or could lead to a note, notice or violation of law or municipal ordinance, order or requirement imposed by such an agency, at the Property or any change in zoning, parcelization, licenses, permits or other entitlements or any investigation or restriction on the use of the Property, or any part thereof.

3.1.2Purchaser agrees that, in making any physical or environmental inspections of the Property, Purchaser shall cause Purchaser’s Agents to carry, insurance in form and substance consistent with the requirements set forth on Exhibit 3.1.2, naming Seller as additional insureds and Purchaser will provide Seller with written evidence of same prior to entry on the Property.

3.1.3Purchaser agrees that in exercising its right of access hereunder, Purchaser will use and will cause Purchaser’s Agents to use their commercially reasonable efforts not to interfere with the activity of tenants or any persons occupying or providing service at the Property.  Purchaser shall, at least forty-eight (48) hours prior to inspection, give Seller notice, which may be verbal, of its intention to conduct any inspections, so that Seller shall have an opportunity to have a representative present during any such inspection, and Seller expressly reserves the right to have such a representative present.  Seller agrees that [***] will be Seller’s contact person for scheduling such inspections.  Upon request by Seller, Purchaser shall furnish Seller with copies of any final reports relating to the inspections performed by Purchaser or Purchaser’s Agents; provided, however, that such reports will be delivered without representation or warranty of any kind, express or implied, as to the accuracy or completeness thereof. If Purchaser fails to purchase the Property, upon request by Seller, all such final reports shall become the property of Seller. Upon request by Seller, Purchaser agrees to cooperate with Seller (at no additional cost to Purchaser) and the preparer of the reports to have such reports assigned to Seller.

3.1.4Purchaser shall, at its sole cost and expense and in strict accordance with all requirements of applicable law, promptly restore any physical damage or alteration of the physical condition of the Property (reasonable wear and tear excepted) which results from any inspection or activity conducted by Purchaser or any Purchaser’s Agent; provided, however, Purchaser shall have no obligation to restore any pre-existing environmental or other pre-existing conditions in, on or under the Property, except to the extent such conditions are exacerbated by Purchaser or any Purchaser’s Agents. The provisions of this Section 3.1.4 shall survive any termination of this Agreement.

3.1.5Except for Seller’s Representations and Warranties or as otherwise provided for elsewhere in this Agreement or the documents to be delivered at Closing, Seller makes no representations or warranties as to the truth, accuracy, completeness, methodology of preparation or otherwise concerning any engineering or environmental reports or any other materials, data or other information supplied to Purchaser in connection with Purchaser’s inspection of the Property (e.g., that such materials are complete, accurate or the final version thereof, or that such materials are all of such materials as are in Seller’s possession).  In making its own examination and determination prior to the Effective Date as to whether it wishes to purchase the Property, except for Seller’s Representations and Warranties, Purchaser shall rely exclusively on its own independent investigation and evaluation of every aspect of the Property and not on any materials supplied by Seller.

3.1.6To the extent authorized under the constitution and laws of the State of Texas, Purchaser agrees to indemnify and hold Seller harmless from any demands, damages, claims,

liabilities, cost or expense, including reasonable attorneys’ fees and costs (collectively, “Claims”), to the extent the same has resulted from the exercise by Purchaser or Purchaser’s agents of the right of access on the Property, including without limitation arising out of injury or death to persons or damage to property (collectively, “Purchaser’s Indemnity Obligations”); provided, however, that Purchaser’s Indemnity Obligations shall not include (i) any claims arising out of the discovery of any pre-existing environmental or other condition at the Property, except to the extent the same has been exacerbated by Purchaser or Purchaser’s representatives; and (ii) any Claims to the extent of the gross negligence or willful misconduct of Seller or any of the other Seller Released Parties.  This Section 3.1.6 shall survive closing or the termination of this Agreement.

3.1.7Purchaser hereby waives, releases and forever discharges Seller, its affiliates, subsidiaries, officers, directors, shareholders, employees, independent contractors, partners, representatives, agents, successors and assigns, and each of them (the “Seller Released Parties”), from any and all causes of action, claims, assessments, losses, damages (compensatory, punitive or other), liabilities, obligations, reimbursements, costs and expenses of any kind or nature, actual, contingent, present, future, known or unknown, suspected or unsuspected, including, without limitation, interest, penalties, fines, and attorneys’ and experts’ fees and expenses, arising out of Purchaser’s access or the inspections under Section 3 of this Agreement, except to the extent of the gross negligence or willful misconduct of Seller or any of the other Seller Released Parties. This Section 3.1.7 shall survive the termination of this Agreement.

3.1.8Any and all work with respect to Purchaser’s inspections shall be at Purchaser’s sole cost and expense and all activities undertaken by Purchaser in connection therewith shall fully comply with applicable laws and regulations. Purchaser shall keep the Property free from any liens arising out of any work performed, materials furnished, or obligations incurred by or on behalf of Purchaser or Purchaser’s Agents with respect to any inspection or testing of the Property.  If any such lien at any time shall be filed, Purchaser shall cause the same to be discharged of record within ten (10) days following Purchaser’s receipt of written notice of such lien by satisfying the same or, if Purchaser, in its discretion and in good faith determines that such lien should be contested, by recording a bond.  Failure by Purchaser to discharge such lien shall be a material breach of this Agreement. Purchaser agrees to keep confidential and not to disseminate to any third party, except to its Representatives (defined below), and to cause its Representatives to keep confidential and not disseminate to any third party, any information Purchaser (and/or its Representatives) obtains as a result of the Inspections, except (i) to the extent disclosure is required by law or court order or (ii) with respect to information that (a) is already in the receiving party’s possession prior to receipt from the disclosing party, (b) becomes generally available to the public other than as a result of a disclosure by the receiving party, or (c) becomes available to the receiving party on a non-confidential basis from a source not known by the receiving party to be bound by a confidentiality agreement with or other obligation of secrecy to the disclosing party.

3.2Title and Survey

3.2.1Purchaser acknowledges receipt of a copy of the commitment for an owner’s policy of title insurance for the Property issued by Amtrust Title Insurance Company under File Number FN-61031-TX with an effective date of November 30, 2023 (the “Commitment”), along with copies of all underlying documents, exceptions or restrictions upon the Property set forth in

Schedule B of the Commitment (the “Exceptions”) and a copy of Seller’s existing survey of the Land (the “Survey,” and together with the Commitment and the Exceptions, the “Title Documents”).  Prior to the Effective Date, Purchaser has reviewed title as disclosed by the Commitment and the Survey and hereby waives all objections to any of the Permitted Exceptions (as defined below). Seller shall NOT BE OBLIGATED TO CURE ANY OBJECTIONS TO THE COMMITMENT OR THE SURVEY, OR IDENTIFICATION IN THE TITLE DOCUMENTS OF ANY ZONING VIOLATIONS OR ZONING NON-CONFORMITY WITH RESPECT TO THE PROPERTY, PROVIDED THAT Seller agrees to remove or discharge (x) any mortgage, judgment or lien or other monetary lien voluntarily created by Seller (it being agreed that Seller shall in no event be deemed to have voluntarily created (nor shall Seller be liable for) any monetary lien if caused or created by an act or omission of Purchaser) and (y) and any New Exception created by Seller after the date of the Commitment without the prior written approval of Purchaser (collectively, “Required Cure Matters”).

3.2.2If any update to the Title Commitment after the effective date of the Title Commitment or to the Survey after the date of the Survey discloses any new title exception or matter not disclosed in the Title Commitment, the Survey which, in each case (other than with respect to Required Cure Matters, which Seller shall be obligated to cure), has a material and adverse effect on the Property (a “New Exception”), then provided that any such New Exception was not created by or through Purchaser, Purchaser shall have a period of three (3) Business Days after delivery of such update to review and notify Seller in writing of Purchaser’s disapproval of such New Exception, if any.  Upon the expiration of said three (3) Business Day period, except for Purchaser’s timely submitted objection to any such New Exception, Purchaser shall be deemed to have accepted each such New Exception, if any. Seller may respond to Purchaser’s timely submitted objection to any New Exception within three (3) Business Days after receipt thereof.  If Seller fails to respond within such three (3) Business Day period, Seller shall be deemed to have delivered Seller’s election to not cure or remove any of Purchaser’s objections to any New Exception.  If Seller elects (or is deemed to have elected) to not cure or remove to the reasonable satisfaction of Purchaser any New Exception (other than with respect to Required Cure Matters) prior to Closing (as may be extended), Purchaser may, in its sole and absolute discretion, within three (3) Business Days after notice (or deemed notice) of Seller’s intent to not cure or remove any New Exception, deliver written notice to Seller of Purchaser’s decision to (i) terminate this Agreement, whereupon this Agreement shall terminate without any further liability on the part of either party, except for the those provisions that expressly survive any termination (the “Surviving Obligations”), or (ii) waive its objections in which event Closing will take place the later of the Closing Date and three (3) business days after notice (or deemed notice) pursuant to this Section 3.2.2.

3.2.3If on the Closing it should appear that the Property is affected by any lien, encumbrance, defect, encroachment or objection which is not a Permitted Encumbrance, then in such event, Seller, at Seller’s election, shall have the privilege to remove or satisfy the same, and shall, for that purpose, be entitled to one or more adjournments of the Closing for a period not to exceed twenty (20) days beyond the date scheduled for Closing.

3.3Permitted Encumbrances. In addition to the foregoing, Purchaser shall be deemed to have approved and to have agreed to purchase the Property subject to the following:

3.3.1All exceptions to title shown in the Title Commitment or matters shown on the Survey which Purchaser has approved or is deemed to have approved pursuant to Section 3.2 hereof, except for Seller Cure Matters;

3.3.2The lien of non-delinquent real and personal property taxes and assessments for the year in which the Closing occurs and subsequent years; however, Seller will be responsible for the payment of any so-called “rollback taxes” due and payable prior to the Closing Date for all or any portion of the Property and as a result of a change of use of the Property;

3.3.3The Ground Lease Termination (as hereinafter defined);

3.3.4Shortages in area;

3.3.5Any laws, regulations or ordinances presently in effect or which will be in effect on the Closing (including, but not limited to, zoning, building and environmental protection) as to the use, occupancy, subdivision or improvement of the Property adopted or imposed by any governmental body or the effect of any noncompliance with or any violation thereof;

3.3.6Right of any utility company to maintain and operate lines, wires, poles, cables and distribution boxes, in, over and upon the Property; and

3.3.7Unpatented mining claims; reservations or exceptions in patents or in acts authorizing the issuance thereof, water rights, claims or title to water, whether or not shown by the public records.

All of the foregoing in Sections 3.3.1 through 3.3.7 are referred to herein collectively as “Permitted Encumbrances.”  Notwithstanding the foregoing, the Permitted Encumbrances shall not include the Required Cure Matters.

4.SELLER’S COVENANTS FOR PERIOD PRIOR TO CLOSING. Until Closing, Seller shall keep and perform all of the obligations to be performed by the tenant under the Ground Lease. Seller shall give to Purchaser prompt written notice of any casualty or the institution by Seller or receipt of written notice or other knowledge by Seller of any litigation pertaining to the Property and/or any threatened condemnation, or material litigation, arbitration, or administrative hearing affecting Seller or the Property which could in any way constitute, or have the effect of presently or in the future creating, a lien, encumbrance or claims or obligations in any material respect against the Property or the leasehold estate under the Ground Lease. In addition, Seller shall not:4.1remove any Personal Property from the Improvements without replacing them with items of like kind (or utility) and quality prior to Closing;

4.2encumber any portion of the Property or its leasehold estate under the Ground Lease in any manner without the consent of Purchaser; or

4.3enter into any sublease of any space in the Improvements or enter into any new contract or agreement with respect to the ownership and operation of the Property that would be binding on Purchaser or the Property after the Closing Date, without Purchaser’s prior written approval.

5.REPRESENTATIONS AND WARRANTIES.

5.1By Seller.  Seller represents and warrants to Purchaser as follows:

5.1.1Seller is duly organized and validly existing under the laws of the State in which it was organized, is authorized to do business in the State in which the Land is located, has duly authorized the execution and performance of this Agreement and the assignment transactions contemplated by and permitted under Section 11.4.2, and such execution and performance will not violate any material term of its articles of incorporation or bylaws.

5.1.2Performance of this Agreement will not result in any breach of, or constitute any default under, or result in the imposition of any lien or encumbrance upon the Property under, any agreement to which Seller is a party, including under the Ground Lease.

5.1.3There is no pending litigation with respect to the Property nor, to the best of Seller’s knowledge, have any such actions, suits, proceedings or claims been threatened or asserted in writing, which could have an adverse effect on the Property or Seller’s ability to consummate the transactions contemplated hereby.

5.1.4Seller has not received any written notice from any governmental authority of a violation of any governmental requirements (including environmental laws) on the Property, which has not been remedied.

5.1.5Seller has not received, with respect to the Property, written notice from any governmental authority regarding any change to the zoning classification, any condemnation proceedings or proceedings to widen or realign any street or highway adjacent to the Property.

5.1.6Except for Seller, there are no other parties in possession of, or claiming any possession to, any portion of the Improvements. There are no subleases in place with respect to the Property.

5.1.7As of the Effective Date, neither Seller, nor any affiliate or agent on Seller’s behalf, has entered into an agreement for construction or repair work at the Property that could give rise to any claim for mechanic’s or materialman’s liens.

5.1.8Seller is not a “foreign person” within the meaning of Sections 1445 and 7701 the Internal Revenue Code of 1986, as amended.

5.1.9Seller represents that neither Seller nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom United States persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

5.1.10No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws is pending against or contemplated by Seller.

5.1.11There are no special or other assessments for public improvements or otherwise currently affecting the Property, and Seller has not received notice of (a) any threatened special assessments affecting the Property or (b) any contemplated improvements affecting the Property which may result in special assessments affecting the Property. There are no past due taxes or assessments with respect to the Property.

5.1.12There are no pending real estate tax protests or proceedings affecting the Property.  Seller has not retained any person or firm to file any notice of protest against, or to commence any action to review, any real property tax assessment against the Property.

5.1.13There are no agreements in effect with any broker or other agent obligating Seller to pay a commission or other compensation with respect to the leasing or sale of the Property that will survive Closing.

5.1.14Seller is the sole owner of the lessee’s interest under the Ground Lease and Seller has not assigned, pledged or otherwise encumbered such interests in the Ground Lease except for matters that will be released at or prior to Closing. Notwithstanding the foregoing, Seller has the power and authority to enter into and consummate the assignment transactions contemplated by and permitted under Section 11.4.2.

5.1.15Seller does not need to obtain the consent of any third party to the termination of the Ground Lease or the consummation of the transaction contemplated hereby.

5.1.16Seller has not granted any option to purchase or right of first refusal or other preferential right with respect to the Property.

All of the representations and warranties contained in Section 5.1 shall survive the Closing for three (3) months following the Closing Date (the “Survival Period”).  Each such representation and/or warranty shall automatically be null and void and of no further force and effect after the Survival Period unless, prior to the expiration of the Survival Period, Purchaser shall have commenced a legal proceeding against Seller alleging that Seller was in breach of such representation or warranty when made, and that Purchaser has suffered actual damages as a result thereof (a “Proceeding”). If Purchaser shall have timely commenced a Proceeding, and a court of competent jurisdiction shall, pursuant to a final, non-appealable order in connection with such Proceeding, determine that (1) Seller was in breach of a representation or warranty as of the date made (but accounting for all updates permitted hereunder), (2) Purchaser suffered actual damages (as distinguished from consequential damages) (the “Damages”) by reason of such breach, and (3) that Purchaser did not have actual knowledge of such breach on or prior to Closing, then Purchaser shall be entitled to receive an amount equal to its Damages; provided, however that, notwithstanding the foregoing, in no event shall Purchaser be entitled to sue, seek, obtain or be awarded Damages from Seller, unless and until the aggregate amount of Damages for which Seller is obligated to indemnify Purchaser exceeds the sum of One Hundred Thousand and 00/100 Dollars ($100,000.00) (the “Base Amount”), whereupon Seller shall be liable to Purchaser for all Damages related to such Proceeding (i.e., liability shall commence at $0.01 if the Base Amount is surpassed), but in no event will Seller be liable to Purchaser to the extent that the aggregate Damages to Purchaser exceed $250,000.00.

For the purposes of this Agreement the term “to Seller’s knowledge”, and similar terms, shall be limited to the actual knowledge of [***] (the “Seller Knowledge Party”).  The knowledge of others shall not be imputed to the Seller Knowledge Party. The parties hereby agree that recourse under this Agreement is limited to Seller and no claim will be made against [***] individually or in his capacity as the Seller Knowledge Party.

Notwithstanding the foregoing, to the extent that Purchaser, or any of Purchaser’s Agents, obtains actual knowledge prior to Closing that any of Seller’s Representations and Warranties were untrue in any material respect when made, or if Seller has delivered to Purchaser information with respect to the Property at any time prior to the Closing Date, and such information is inconsistent in any material respect with any of the representations and warranties herein and/or indicate that any such representations or warranties were not true in any material respect when made, Purchaser shall be deemed to have knowledge of such misrepresentation, and Purchaser’s sole remedy as a result thereof shall be to terminate this Agreement, and thereafter, Purchaser and Seller shall have no further rights or obligations under this Agreement except for those which are expressly provided for in this Agreement to survive the termination hereof; and if, notwithstanding such actual knowledge of such breach of a representation, Purchaser elects to close the transactions contemplated by this Agreement, Purchaser shall be deemed to have waived its rights to recover Damages from Seller following the Closing.

5.2By Purchaser.  Purchaser represents and warrants to Seller as follows:

5.2.1Purchaser is duly organized, validly existing and in good standing under the laws of the State in which it was organized, is authorized to do business in the State in which the Land is located, has duly authorized the execution and performance of this Agreement, and such execution and performance will not violate any material term of its organizational documents.

5.2.2Purchaser is acting as principal in this transaction with authority to close the transaction.

5.2.3No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws is pending against or contemplated by Purchaser.

5.2.4Purchaser represents that neither Purchaser nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom United States persons or entities are restricted from doing business under OFAC regulations (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

The representations and warranties of Purchaser set forth in this Section 5.2 are made as of the Effective Date and are remade as of the Closing Date and Section 5.2 shall survive the Closing.

5.3Broker Representation.  Each of Seller and Purchaser represents to the other that it has had no dealings, negotiations, or consultations with any broker, representative, employee, agent or other intermediary in connection with the Agreement or the sale of the Property other than Keen-Summit Capital Partners (“KSCP”) and Savills PLC (“Savills”). Upon the Closing of the transaction contemplated hereby and not otherwise, Seller shall pay a commission to KSCP and KSCP shall pay a commission to Savills pursuant to a separate written agreements among the respective parties. Except for KSCP and Savills, Seller and Purchaser agree that each will indemnify, defend and hold the other free and harmless from the claims of any other broker(s), representative(s), employee(s), agent(s) or other intermediary(ies) claiming to have represented Seller or Purchaser, respectively, or otherwise to be entitled to compensation in connection with this Agreement or in connection with the sale of the Property as a result of actions of Seller or Purchaser, respectively.  The terms and provisions of this paragraph shall survive Closing hereunder.

6.COSTS AND PRORATIONS.

6.1Purchaser’s Costs.  Purchaser shall pay the following costs of closing this transaction:

6.1.1The fees and disbursements of its counsel, inspecting architect and engineer and any other consultants engaged by Purchaser, if any;

6.1.2The Personal Property, if any, is included in this sale without charge and no value is allocated thereto;

6.1.3The cost of any endorsements or extended coverage to the Title Policy required by Purchaser unless related to a Seller Cure Matter or Title Objections;

6.1.4Any and all recording fees to record Purchaser’s mortgage secured by the Property (if applicable);

6.1.5One-half (1/2) of any and all escrow fees or similar charges of the Title Company for the escrow;

6.1.6All costs relating to updating the Survey; and

6.1.7Any other expense(s) incurred by Purchaser or its representative(s) in inspecting or evaluating the Property or closing this transaction.

6.2Seller’s Costs.  Seller shall pay the following costs of closing this transaction:

6.2.1The fees and disbursements of Seller’s counsel.

6.2.2Any costs to cure the Seller Cure Matters or other Title Objections that Seller expressly agreed to cure in writing;

6.2.3The base premium for the Title Policy in the amount of the Purchase Price;

6.2.4One-half (1/2) of any and all escrow fees or similar charges of the Title Company for the escrow;

6.2.5The cost of recording the Ground Lease Termination and the Deed; and

6.2.6The broker commission payable by Seller as provided in Section 5.3.

6.3Prorations. Any normally prorated operating expenses actually billed or paid as of the Closing Date and all amounts due under the Contracts shall be prorated as of the Closing Date and be adjusted against the Purchase Price due at Closing.

6.4Payments under the Ground Lease. Notwithstanding anything in the Ground Lease or this Agreement to the contrary, the parties hereby agree that, on or prior to the Closing Date, Seller (in its capacity as lessee under the Ground Lease) shall pay to Purchaser (in its capacity as lessor under the Ground Lease) all Base Rent (as defined under the Ground Lease) which shall have accrued on or to the Closing Date (and if the Closing Date is not the last day of the month, such payment of Base Rent shall be prorated accordingly).  In addition, Seller shall pay, on or prior to the Closing Date, all Impositions (as defined in the Ground Lease) for calendar year 2023 and that portion of 2024 to the Closing Date, as determined in accordance with the procedure set forth in Texas Tax Code Section 26.11.  The provisions of this Section 6.4 shall survive Closing or the termination of this Agreement.

6.5In General.  Any other costs or charges of closing this transaction not specifically mentioned in this Agreement shall be paid and adjusted in accordance with local custom in the County in which the Land is located.  All prorations shall be made on a 365-day calendar year basis, based on the actual number of days in the applicable month. The provisions of this Section 6.5 shall survive Closing or the termination of this Agreement.

6.6Purpose and Intent.  Except as expressly provided herein, the purpose and intent as to the provisions of prorations and apportionments set forth in this Section 6 and elsewhere in this Agreement is that Seller shall bear all expenses of ownership and operation of the Property and shall receive all income therefrom accruing through midnight at the end of the day preceding the Closing Date and Purchaser shall bear all such expenses and receive all such income accruing thereafter. The provisions of this Section 6.6 shall survive Closing or the termination of this Agreement.

7.DAMAGE, DESTRUCTION OR CONDEMNATION.

7.1If, prior to Closing, the Property is subject to a casualty or a condemnation event which results in the Improvements being damaged, destroyed or taken under power of eminent domain, this transaction shall be nonetheless be consummated on the Closing Date and at the Purchase Price provided for in Section 2, and Seller will assign to Purchaser the casualty insurance proceeds payable to Seller, or Seller’s portion of any condemnation award, in both cases, up to the amount of the Purchase Price, and, if an insured casualty, pay to Purchaser the amount of any deductible but not to exceed the amount of the loss.

8.NOTICES.  Any notice required or permitted to be given hereunder shall be given by (i) hand delivery, (ii) overnight express service, or (iii) email provided notice is also sent by (i) or (ii) above, and in any such case addressed to the parties at their respective addresses referenced below. Notices shall be deemed received upon delivery or refusal of same; any notice received on a non-business day or after 5:00 p.m. Central time on a business day shall be deemed received on the next business day.

If to Seller:	iBio, Inc. 11750 Sorrento Valley Road, Suite 200 San Diego, CA 92121 Attn: [***] Email: [***] With Copy to: [***]

With a copy to:	Blank Rome LLP 1271 Avenue of the Americas New York, NY 10020 Attention: [***] Email: [***]

If to Purchaser:	The Texas A&M University System Office of Business Affairs Attn: [***] 301 Tarrow St., 5th Floor College Station, Texas 77840-7896 Phone: [***] Email: [***]

With a copy to:	The Texas A&M University System Office of General Counsel Attn: [***] 301 Tarrow St., 6th Floor College Station, Texas 77840-7896 Phone: [***] Email: [***]

If to Title Company:	University Title Company Attention: [***] 1021 University Dr E, College Station, TX 77840 Phone: [***] Email: [***]

or in each case to such other address as either Purchaser or Seller may from time to time designate by giving notice in writing to the other party.  Effective notice will be deemed given only as provided above. Notices on behalf of the respective parties may be given by their attorneys and such notices shall have the same effect as if in fact given by the party on whose behalf it is given.

9.CLOSING AND ESCROW.

9.1Escrow Instructions.

9.1.1Instructions.  Purchaser and Seller each shall promptly deposit a copy of this Agreement executed by such party (or either of them shall deposit a copy executed by both Purchaser and Seller) with Title Company, and Title Company shall immediately execute this Agreement where provided below.  This Agreement, together with such further instructions, if any, as the parties shall provide to Title Company by written agreement, shall constitute the escrow instructions.  If any requirements relating to the duties or obligations of Title Company hereunder are not acceptable to Title Company, or if Title Company requires additional instructions, the parties hereto agree to make such deletions, substitutions and additions hereto as counsel for Purchaser and Seller shall mutually approve, which additional instructions shall not substantially alter the terms of this Agreement unless otherwise expressly agreed to by Seller and Purchaser.

9.1.2Real Estate Reporting Person.  Title Company is hereby designated the “real estate reporting person” for purposes of Section 6045 of Title 26 of the United States Code and Treasury Regulation 1.6045-4 and any instructions or settlement statement prepared by Title Company shall so provide. Upon the consummation of the transaction contemplated by this Contract, Title Company shall file Form 1099 information return and send the statement to Seller as required under the aforementioned statute and regulation.  Seller and Purchaser shall promptly furnish their federal tax identification numbers to Title Company and shall otherwise reasonably cooperate with Title Company in connection with Title Company’s duties as real estate reporting person.

9.2Seller’s Deliveries.  Seller shall deliver either at the Closing or by making available at the Property, as appropriate, the following original documents, each executed and, if required, acknowledged:

9.2.1A Surrender and Early Termination Agreement (the “Ground Lease Termination”), in substantially the form attached hereto as Exhibit 9.2.1.

9.2.2A Warranty Deed (the “Deed”) pursuant to which Seller conveys and transfers to Purchaser all of its right, title and interest to the Improvements, in substantially the form attached hereto as Exhibit 9.2.2.

9.2.3A Bill of Sale and Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit 9.2.3.

9.2.4Copies of all Contracts.

9.2.5An affidavit pursuant to the Foreign Investment and Real Property Tax Act in the form attached hereto as Exhibit 9.2.5.

9.2.6An Owner’s Affidavit in substantially the form of Exhibit 9.2.6 attached hereto.

9.2.7Any other documents reasonably required by the Title Company in connection with the Closing.

9.3Purchaser’s Deliveries.  At the Closing, Purchaser shall (i) pay Seller the Purchase Price; and (ii) execute the agreements referred to in Sections 9.2.1, 9.2.2 and 9.2.3; and (iii) deliver such other documents as reasonably required by the Title Company in connection with the Closing.

9.4Possession.  Purchaser shall be entitled to possession of the Property upon conclusion of the Closing.

9.5Insurance.  Seller shall terminate its policies of insurance as of noon on the Closing Date, and Purchaser shall be responsible for obtaining its own insurance thereafter.

9.6Seller’s and Purchaser’s Conditions Precedent to Closing.

9.6.1Purchaser’s obligation to consummate the transaction contemplated by this Agreement will be subject to satisfaction or waiver of each of the following conditions; provided, however, that Purchaser will have the unilateral right to waive any such closing condition, in whole or in part, by written notice received by Seller on or before the Closing Date:

(i)Representations and Warranties of Seller. The representations and warranties of Seller set forth in Section 5.1 hereof, will be true and correct in all material respects; provided, however, Seller shall not be in default hereunder if any such representations or warranties (which were true in all material respects when made) have become untrue in any material respect after the Effective Date due to any reason other than any act or omission of Seller in violation of the express terms of this Agreement.

(ii)Obligations of Seller. Seller will have performed all of the obligations required to be performed by Seller under this Agreement in all material respects.

(iii)Seller’s Closing Documents. Seller shall have executed and delivered all of the documents provided in Section 9.2 above.

(iv)Title Policy.  Title Company shall be irrevocably committed to issue a Texas standard form Leasehold Policy of Title Insurance (the “Title Policy”) issued by the Title Company as of the Closing Date, in the amount of the Purchase Price, insuring Purchaser as owner of the Property, subject only to the Permitted Encumbrances. The Title Policy may be delivered after the Closing if at the Closing the Title Company issues a currently effective pro forma policy and irrevocably commits in writing to issue the Title Policy in the form of the pro forma policy approved by Purchaser within 10 days after the Closing Date.  Purchaser may elect to obtain additional coverage or endorsements to the Title Policy at Purchaser’s sole cost and expense but obtaining such additional coverage or endorsements shall not be a condition precedent to Purchaser’s closing obligations under this Agreement.

9.6.2Purchaser’s obligation to close the transactions under this Agreement are further conditioned on Purchaser obtaining approval for the consummation of such transactions from the governing board of Texas A&M (“Board Approval”) no later than May 8, 2024, time being of the essence. Purchaser shall notify Seller whether Purchaser obtained the Board Approval within one (1) Business Day of the board’s meeting to vote on whether to approve the consummation of the transactions contemplated under this Agreement.

10.DEFAULT; FAILURE OF CONDITION.

10.1Purchaser Default.  If Purchaser shall become in breach of or default in its Closing obligations under this Agreement, Seller shall elect as its sole and exclusive remedy hereunder to terminate the Agreement, in which event the parties shall have no further obligations under this Agreement except for the Surviving Obligations.

10.2Seller Default.  If Seller shall refuse or fail to convey the Property as herein provided for any reason other than a default by Purchaser, Purchaser shall elect as its sole and exclusive remedy hereunder either to (i) terminate the Agreement, in which event the parties shall have no further obligations under this Agreement except for the Surviving Obligations or (ii) enforce specific performance and filing suit within three (3) months thereof.

10.3Failure of Condition.  In the event a condition to Closing is not satisfied and the reason for such failure of condition is not due to a breach or default by Seller or Purchaser, hereunder, then at the option of the party in whose favor such condition was given shall have the right to terminate this Agreement upon written notice to the other party, in which event the parties shall have no further obligations under this Agreement except for the Surviving Obligations.

11.MISCELLANEOUS.

11.1Entire Agreement.  This Agreement, together with the Exhibits attached hereto, all of which are incorporated by reference, is the entire agreement between the parties with respect to the subject matter hereof, and no alteration, modification or interpretation hereof shall be binding unless in writing and signed by both parties.

11.2Severability; Construction.  If any provision of this Agreement or application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.  All dollar amounts stated in this Agreement are U.S. dollar amounts.  The normal rule of construction that any ambiguities be resolved against the drafting party shall not apply to the interpretation of this Agreement or any exhibits or amendments hereto.

11.3Applicable Law; Venue.  THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES WILL BE GOVERNED BY THE LAWS OF THE STATE WHERE THE PROPERTY IS LOCATED WITHOUT REGARD TO ANY CONFLICTS OF LAW PRINCIPLES.

THIS AGREEMENT IS PERFORMABLE IN AND EXCLUSIVE VENUE FOR ANY ACTION BROUGHT WITH RESPECT HERETO SHALL LIE IN THE STATE COURT FOR THE COUNTY IN WHICH THE LAND IS LOCATED, OR, IF APPLICABLE, THE UNITED STATES DISTRICT COURT FOR THE DISTRICT IN WHICH THE LAND IS LOCATED, WITHOUT REGARD TO CONFLICTS IN LAW.

11.4Assignability.

11.4.1Neither party shall be able to assign this Agreement without first obtaining the other party’s prior written consent.  Any assignment in contravention of this provision shall be void.  No assignment shall release either party herein named from any obligation or liability under this Agreement.  Any assignee shall be deemed to have made any and all representations and warranties made by the assignor hereunder, as if the assignee were the original signatory hereto.

11.4.2Purchaser acknowledges that Seller is the borrower under a certain loan (the “Loan”) with Woodforest National Bank, its successors and assigns (“Lender”), which Loan is secured by a deed of trust lien encumbering the leasehold estate under the Ground Lease (“Lender’s Lien”).  Notwithstanding anything in this Agreement or the Ground Lease to the contrary, during the pendency of this Agreement, Purchaser acknowledges and agrees that Seller shall have the right to assign and convey to Lender, or Lender’s designated assignee, all of Seller’s right, title and interests and obligations in and to (a) the Ground Lease and (b) this Agreement, with such assignments and conveyances resulting in (i) Lender (or Lender’s designated assignee) taking possession of the Ground Lease, (ii) Seller being removed, and replaced by Lender (or Lender’s designated assignee), as the tenant under the Ground Lease, and (iii) Lender (or Lender’s designated assignee) assuming the role of Seller under this Agreement, provided that in all events Lender (or Lender’s designated assignee) assumes all of Seller’s obligations under this Agreement and the Ground Lease. In the event of any such transaction as between Seller and Lender (or Lender’s designated assignee), this Agreement shall continue in full force and effect between Purchaser and Lender (or Lender’s designated assignee) and following any such assignment, subject to Section 11.4.3, Seller shall be relieved of all of its obligations hereunder.  In no event shall Purchaser or its Related Parties issue or make any statement regarding the Lender’s (or Lender’s designated assignee) involvement in the transaction contemplated herein without Lender’s prior written approval in each instance, which approval may be withheld by Lender in its sole and absolute discretion.  Without limiting the generality of the foregoing, Purchaser shall not (and shall cause the Related Parties to not) indicate to any party that the Loan is in default, that the Seller and Lender have entered into a forbearance or any other type of agreement, that the transaction contemplated hereby is a distressed asset or “fire sale” or any similar characterization of the Property or the motivations of Seller or Lender.  The provisions of this Section 11.4.2 shall survive the Closing and any termination of this Agreement.

11.4.3Notwithstanding anything in this Agreement or the Ground Lease to the contrary, each of Purchaser and the original named Seller (“iBio”) agrees and acknowledges that Lender (or Lender’s designated assignee) is not and shall not be liable to Purchaser for any liability (including indemnity obligations) under this Agreement attributable to, resulting from or created by iBio’s tenancy under the Ground Lease or any actions or omissions of iBio, and any and all such liability shall remain with and be the sole responsibility of iBio in accordance with this Agreement or otherwise. Notwithstanding Section 9.5, iBio hereby agrees to maintain and keep in full force and effect its applicable D&O (directors and officers) insurance policy that is in effect as of the Effective Date as necessary to address and cover any such foregoing liability of iBio with respect to this Agreement, the Property and the transactions related thereto. Notwithstanding Section 6.2.1, Purchaser and iBio hereby agree that at no time will Lender (or Lender’s designated assignee) be responsible for payment of the fees and disbursements of iBio’s counsel, all of which are the responsibility of iBio. The provisions of this Section 11.4.3 shall survive the Closing and any termination of this Agreement.

11.5Successors Bound.  This Agreement shall be binding upon and inure to the benefit of Purchaser and Seller and their respective successors and permitted assigns.

11.6Captions.  The captions in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the scope or content of any of its provisions.

11.7Attorneys’ Fees.  In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and costs.

11.8No Partnership.  Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the parties or their successors in interest.

11.9Time of Essence.  Time is of the essence in this Agreement.

11.10Counterparts.  This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument. A fully executed PDF copy of this Agreement shall be effective as an original. An electronic signature of any party or parties hereto shall have the same force and effect as an original of such signature(s), and the parties hereto agree to be bound by any electronic signature(s) and by any electronic record of this Agreement executed or adopted with one or more electronic signatures, and hereby waive any defenses to the enforcement of the terms of this Agreement based on the form of signature.

11.11Recordation.  Purchaser and Seller agree not to record this Agreement or any memorandum hereof.  The terms of this Section 11.11 shall survive any termination of this Agreement; provided, however, if Purchaser timely files a claim for specific performance of this Agreement, Purchaser shall have the right to execute and record a Lis Pendens related thereto.

11.12Proper Execution.  The submission by Seller to Purchaser of this Agreement in unsigned form shall be deemed to be a submission solely for Purchaser’s consideration and not for acceptance and execution.  Such submission shall have no binding force and effect, shall not constitute an option, and shall not confer any rights upon Purchaser or impose any obligations upon Seller irrespective of any reliance thereon, change of position or partial performance.  The submission by Seller of this Agreement for execution by Purchaser and the actual execution and delivery thereof by Purchaser to Seller shall similarly have no binding force and effect on Seller unless and until Seller shall have executed this Agreement and a counterpart thereof shall have been delivered to Purchaser.

11.13Calculation of Time Periods.  Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included at, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday.  The last day of any period of time described herein shall be deemed to end at 5:00 p.m. Central time.

11.14Limitation of Liability.  Purchaser hereby acknowledges and agrees that in no event shall any partner, member, manager, shareholder, or officer of Seller ever be liable to Purchaser as a result of a breach of this Agreement, and, subject to Section 11.4.3, Purchaser agrees to look solely to Seller and to the rents, issues and profits from the Property for satisfaction of any claim, loss or damage.  Seller hereby acknowledges and agrees that in no event shall any partner, member, manager, shareholder, or officer of Purchaser ever be liable to Seller as a result of a breach of this Agreement. The provisions of this Section 11.14 shall survive Closing or any termination of this Agreement.

11.15Merger Provision.  Except as otherwise expressly provided herein, any and all rights of action of Purchaser for any breach by Seller of any representation, warranty or covenant contained in this Agreement shall merge with the instruments executed at Closing, shall terminate at Closing and shall not survive Closing.

11.16Further Assurances. Before and after Closing, Purchaser and Seller shall execute and deliver to the other party all such documents that such other party may reasonably require to effect, confirm or otherwise perfect the transfer of property and other covenants and agreements of the parties contemplated by this Agreement. The provisions of this Section 11.16 shall survive Closing.

[Remainder of page intentionally left blank; Signatures begin on following page]

IN WITNESS WHEREOF, Purchaser and Seller have executed this Agreement on the date set forth below, effective as of the Effective Date.

SELLER:	IBIO CDMO LLC, a Delaware limited liability company

	By:	/s/ Martin Brenner
	Name:	Martin Brenner
	Title:	Authorized Person

PURCHASER:	BOARD OF REGENTS OF THE A&M UNIVERSITY SYSTEM, an agency of the State of Texas

	By:	/s/ John Sharp
	Name:	John Sharp
	Title:	Chancellor

RECOMMENDED APPROVAL:

/s/ Indra K. Reddy
INDRA K. REDDY, Ph.D.
Interim Vice President and Chief Operation Officer
Senior Vice President and Chief Executive Officer
Texas A&M Health Science Center

APPROVED AS TO FORM:

/s/ Ashlea Hewlett
ASHLEA HEWLETT
Assistant General Counsel, Property & Construction
Office of General Counsel
The Texas A&M University System

Signature Page

TITLE COMPANY JOINDER

By execution hereof, the Title Company hereby covenants and agrees to be bound by the terms of this Agreement.

UNIVERSITY TITLE COMPANY

By:	/s/ Dawn C. Moore
Name:	Dawn C. Moore
Title:	Escrow Agent

Signature Page

EXHIBIT 1.1.1

LEGAL DESCRIPTION

LEASEHOLD ESTATE in the following as created by Ground Lease Agreement executed by and between The Board of Regents of The Texas A&M University System, as Landlord, and Texas Bioproperties, LP, as Tenant, as evidenced by Memorandum of Lease dated March 08, 2010, filed March 15, 2010, recorded in Volume 9536, Page 255, Real Property Records, Brazos County, Texas, as assigned to College Station Investors LLC, by and thru Special Warranty Deed and Assignment of Ground Lease dated December 22, 2015, filed December 22, 2015, recorded under Clerk's File No. 2015- 1251621, Real Property Records, Brazos County, Texas:

All that certain lot, tract or parcel of land being 21.401 acres situated in the J.H. Jones Survey, Abstract No. 26, Brazos County, Texas, and being all of that certain called 21.401 acre tract as described in Memorandum of Lease between The Board of Regents of The Texas A&M University System and TEXAS BIOPROPERTIES, LP, as recorded in Volume 9536, Page 255 of the Official Records of Brazos County, Texas, said 21.401 acre tract being more particularly described by metes and bounds as follows:

BEGINNING at a 1/2" Iron Rod with Cap found in the southwest right-of-way line of South Traditions Drive as described in Volume 9267, Page 132 for the most northerly corner, said corner being the most easterly corner of the Texas A&M University System called 198.0559 acre tract as described in Volume 7988, Page 209; THENCE S 51° 09'57" E, along the southerly Right-of-Way line of said South Traditions Drive a distance of 125.17 feet to a 1/2" Iron Rod with Cap found for point of curvature;

THENCE continuing along the southerly Right-of-Way line of said South Traditions Drive around a curve in a counterclockwise direction having a delta angle of 40° 38'12", an arc distance of 425.55 feet, a radius of 600.00 feet, and a chord of S 71° 29'03" E, a distance of 416.68 feet to a 1/2" Iron Rod with Cap found for the northeast corner;

THENCE S 1° 48'09" E, a distance of 221.86 feet to a 1/2" Iron Rod with Cap found for angle point;

THENCE S 48° 08'12" E, a distance of 429.28 feet to a 1/2" Iron Rod with Cap found for the most easterly corner, said corner being located in the southeast City of Bryan City Limits Line as per deed described in Volume 3481, Page 81, said corner also being located in the northwest Right-of-Way line of HSC Parkway;

THENCE S 41° 51'48" W, along the City Limits Line a distance of 464.43 feet to a 1/2" Iron Rod with Cap found for a point of curvature;

THENCE around a curve in a clockwise direction having a delta angle of 31° 10'07", an arc distance of 401.19 feet, a radius of 737.50 feet, and a chord of S 57° 26'51" W, a distance of 396.27 feet to a 1/2" Iron Rod with Cap found for the most southerly corner;

THENCE N 47° 19'28" W, a distance of 981.81 feet to a 1/2" Iron Rod with Cap found in the southeast line of said called 198.0559 acre tract, a 1/2" Iron Rod with Cap found for the most southerly corner of said called 198.0559 Acre Tract bears S 41°44'03" W a distance of 1412.75 feet;

THENCE N 41°44'03" E, along the southeast line of said called 198.0559 acre tract a distance of 820.96 feet to the PLACE OF BEGINNING AND CONTAINING AN AREA OF 21.401 ACRES OF LAND MORE OR LESS.

EXHIBIT 3.1.2

INSURANCE REQUIREMENTS

Prior to performing Inspections at the Property, Purchaser’s consultant and/or contractor and any subcontractor thereof (and other agent, contractor or consultant of Purchaser performing activities) shall have and maintain insurance coverage in form and substance reasonably acceptable to Seller complying with the requirements set forth below.

A.Required Types of Insurance Coverage

1.Workers’ Compensation and Employers’ Liability

a.	Statutory Worker’s Compensation insurance as required by law.
b.	Employers’ Liability insurance with limits of at least $1,000,000 per occurrence.

2.General Liability Insurance

a.

Commercial General Liability policy form on an occurrence basis including Premises/Operations Liability, Contractual Liability (which shall include coverage for, but shall not limit, Purchaser’s indemnification obligations hereunder), Independent Contractors Coverage and Products/Completed Operations Liability with the explosion, collapse and underground (XCU) exclusions eliminated.

b.

Limits of Liability: Five Million Dollars ($5,000,000) combined single limit for Bodily Injury and Property Damage coverage. Limits of Liability may be provided under a Commercial General Liability and Umbrella Liability Policy, if desired.

B.Additional Requirements

1.

Except where prohibited by law, all insurance policies shall contain provisions that the insurance companies waive the rights of recovery or subrogation against Seller, Seller’s agents and employees, and their insurers.

2.	Such insurance shall not be subject to cancellation except upon thirty (30) days’ prior written notice to Seller.
3.

All insurance required hereunder shall be with insurance companies which (i) are rated by Best’s Insurance Reports, (ii) have a rating of at least A-(VIII) and (iii) are licensed to do business in the state where the property is located. Prior to commencement of the performance of the Inspections, Purchaser shall deliver to Seller certificates of insurance evidencing the coverages required hereunder or such other evidence of compliance with the foregoing insurance requirements as is required by, and satisfactory and acceptable to, Seller.

4.

The following parties shall be named as additional insureds on ISO Form CG 20 26 under the Commercial General Liability, Automobile Liability (if any) and Umbrella Liability insurance policies required to be maintained by Purchaser and Purchaser’s consultant and/or any subcontractor thereof:

iBio, Inc.
11750 Sorrento Valley Road, Suite 200
San Diego, CA 92121
Attn: [***]
Email: [***]
With Copy to: legal@ibioinc.com

The Texas A&M University System
301 Tarrow, 6th Floor
College Station, Texas 77840—7896
Attention: Office of General Counsel

5.

All Commercial General Liability and Umbrella Liability policies maintained by Purchaser and Purchaser’s consultant and/or any subcontractor thereof shall contain a cross-liability provision and shall provide primary coverage as to Seller, and any other insurance available to Seller shall be noncontributing therewith.

EXHIBIT 1.1.6

SCHEDULE OF CONTRACTS

[***]

EXHIBIT 9.2.1

LEASE TERMINATION AND EARLY SURRENDER AGREEMENT

This LEASE TERMINATION AND EARLY SURRENDER AGREEMENT, dated as of the ___ day of May 2025, between THE BOARD OF REGENTS OF THE TEXAS A&M UNIVERSITY SYSTEM, an agency of the State of Texas   (“Landlord”) and [___________________], a [___________________] having an address at [___________________] (“Tenant”).

W I T N E S S E T H :

WHEREAS, Landlord and Tenant entered into Ground Lease Agreement dated March 8, 2010, as amended by an Estoppel Certificate and Amendment to Ground Lease Agreement dated as of December 22, 2015 (as so amended, the “Ground Lease”), as assigned (as to the lessee interest thereunder) by that certain Special Warranty Deed and Assignment of Ground Lease dated November 1, 2021 by and between College Station Investors LLC and iBio CDMO LLC (“iBio”) and subsequently assigned by that certain Special Warranty Deed and Assignment of Ground Lease dated as of the date hereof by and between iBio and Tenant, relating to the land (the “Land”) more specifically described therein and located in Brazos County, Texas;

WHEREAS, the present expiration date of the Ground Lease is March 7, 2030; and

WHEREAS, pursuant to that certain Purchase and Sale Agreement dated as of May __, 2024 (“Purchase Agreement”) by and between Landlord and Tenant (as assignee from iBio), Landlord and Tenant desire to terminate the Ground Lease and release and discharge Tenant from any further obligations as the tenant under the Ground Lease and release and discharge Landlord from any further obligations as the landlord under the Ground Lease and, subject to the provisions of this Agreement, Landlord and Tenant are willing to consent to such termination, release and discharge.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants set forth below, Landlord and Tenant hereby agree as follows:

1.Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Ground Lease.

2.Landlord and Tenant hereby agree that, anything in the Ground Lease to the contrary notwithstanding, the term of the Lease shall terminate as of the date hereof (the “New Expiration Date”).  On or prior to the New Expiration Date, Tenant shall vacate and surrender to Landlord all of its right, title and interest in and to the Ground Lease and the Premises, together with all fixtures, improvements, installations and appurtenances therein.  Tenant shall vacate the Premises and surrender the same to Landlord in accordance with the provisions of the Ground Lease applicable upon the expiration of the term thereof.

3.Tenant does, for itself, its successors and assigns, release and forever discharge Landlord, its heirs, distributees, personal representatives, successors and assigns, from all manner of actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, acknowledgments, executions, claims and demands whatsoever, in law, admiralty or in equity

(collectively, “Claims”), which Tenant, its successors and assigns ever had, now have, or may have, now or hereafter, for, upon or by reason of any matter, cause or thing whatsoever, from the beginning of the world to the day of the date of these presents with respect to the Lease, or the Premises or the Building, except for the obligations of Landlord arising under this Agreement.  The provisions of this Paragraph shall survive the New Expiration Date.

4.Subject to any post-Closing obligations under the Purchase Agreement, provided Tenant surrenders possession of the Premises on the New Expiration Date in accordance with the terms of this Agreement, Landlord shall, for itself, its successors and assigns, release and forever discharge Tenant, its heirs, distributees, personal representatives, successors and assigns, from all Claims with respect to the Lease.  The provisions of this Paragraph shall survive the New Expiration Date.

5.This Agreement (together with the Purchase Agreement and the other closing documents contemplated thereunder) contains the entire understanding between the parties with respect to any termination of the Ground Lease.

6.This Agreement may not be orally changed or terminated nor any of its provisions waived, but only by an agreement in writing signed by the party against whom enforcement of any change, termination or waiver is sought.

7.This Agreement shall be binding upon, and inure to the benefit of the parties hereto, their respective legal representatives, successors and assigns.

8.This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which when taken together shall constitute one and the same instrument. PDF signatures shall be binding.

2

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year above written.

BOARD OF REGENTS OF THE A&M UNIVERSITY SYSTEM, an agency of the State of Texas

By:
Name:
Title:

[ ]

By:
Name:
Title:

3

EXHIBIT 9.2.2

FORM OF WARRANTY DEED

NOTICE OF CONFIDENTIALITY RIGHTS: IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OR ALL OF THE FOLLOWING INFORMATION FROM ANY INSTRUMENT THAT TRANSFERS AN INTEREST IN REAL PROPERTY BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER’S LICENSE NUMBER

SPECIAL WARRANTY DEED

(Improvements)

STATE OF TEXAS	§
	§	KNOW ALL MEN BY THESE PRESENTS
COUNTY OF BRAZOS	§

THAT                                          , a                                             (“Grantor”), for and in consideration of the sum of Ten and No/100 Dollars cash and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, HAS GRANTED, BARGAINED, SOLD, and CONVEYED and by these presents DOES GRANT, BARGAIN, SELL, AND CONVEY unto                                                                                     , a                                             (“Grantee”), whose address is                                                                           ,                                                        , all buildings, improvements, structures, systems, facilities, fixtures, fences, and parking areas (collectively, the “Improvements”) situated on the real property in Brazos County, State of Texas, fully described in Exhibit A hereto (the “Land”), together with all rights, titles, and interests appurtenant thereto.

This conveyance and the warranties of title herein are expressly made subject only to the liens, encumbrances, leases, easements and other exceptions set forth on Exhibit B attached hereto and incorporated herein by this reference for all purposes to the extent the same are valid and subsisting and affect the Improvements (collectively, the “Permitted Encumbrances”).

TO HAVE AND TO HOLD the Improvements, exclusive of the Land, together with all and singular the rights and appurtenances thereunto, unto Grantee, its successors and assigns forever, and Grantor does hereby bind Grantor, and Grantor’s successors, to WARRANT and FOREVER DEFEND, all and singular title to the Improvements unto Grantee and Grantee’s successors and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof, by, through, or under Grantor, but not otherwise, but subject, however, to the Permitted Encumbrances.

Grantee’s address is:                                                                                                  .

[Remainder of page left intentionally blank. Signature page to follow.]

1

EXECUTED as of                                                , 2024

GRANTOR:

STATE OF	§
§
COUNTY OF	§

This instrument was acknowledged before me on this            day of                                  , 2024, by                                                      , the                                                      of                                       , a                                                        , on behalf of said                                               .

Notary Public, State of

[Personalized Seal of Notary]

Signature Page to Special Warranty Deed

Exhibit A

Legal Description

Exhibit A to Special Warranty Deed

Exhibit B

Permitted Encumbrances

Exhibit B to Special Warranty Deed

EXHIBIT 9.2.3

BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Bill of Sale and Assignment”) is made                                     , 2024 (the “Effective Date”), by                                , a                                      (“Grantor”), to                                             , a                                        (“Grantee”).

A.Grantor, as Seller, and Grantee, as Purchaser, entered into that certain Purchase and Sale Agreement (the "Agreement") with an Effective Date of _________, 2024, for the purchase and sale of the leasehold estate arising under that certain Ground Lease covering the land located in Brazos County, Texas described on Exhibit A attached hereto (the "Land").

B.In connection with the conveyance of the leasehold estate in the Land arising under the Ground Lease, Grantor agreed to execute and deliver this Bill of Sale and Assignment pursuant to the Agreement.

C.All capitalized terms used in this Bill of Sale and Assignment without separate definition shall have the same meanings assigned to them in the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged and confessed, Grantor hereby transfers, conveys, sells, assigns and sets over to Grantee:

1.All of Grantor’s assignable and transferable right, title, and interest in and to improvements, furniture, personal property, machinery, apparatus, and equipment owned by Grantor and currently used in the operation, repair and maintenance of the Property described on Exhibit B attached hereto and situated thereon (collectively, the “Personal Property”).

2.The Contracts described on Exhibit B attached hereto and relating to the Property (collectively, the “Contracts”).

3.To the extent not proprietary and without representation as to whether third party consent is required, and at no cost or liability to Grantor, all of Grantor’s assignable and transferable right, title, and interest (if any) in and to all intangible assets of any nature relating to any or all of the Land, the Improvements and the Personal Property, including, but not limited to, (i) all guaranties and warranties issued with respect to the Personal Property or the Improvements (if any) including equipment and construction warranties and the roof warranty; (ii) all plans and specifications, drawings and prints describing the Improvements; (iii) trademarks or trade names associated with the Improvements; (iv) all development rights; (v) any governmental permits, entitlements, approvals, licenses and certificates (including any pending applications) including without limitation, those pertaining to zoning, use, occupancy, and signage for the Property; and (vi) all rights and claims of Grantor against third parties related to the Property (collectively, the “Intangibles”).

Grantee hereby assumes and accepts the conveyance and assignment of the Contracts and Intangibles as aforesaid to the extent arising from and after the date hereof.

If any litigation between Grantee and Grantor arises out of the obligations of the parties under this agreement or concerning the meaning or interpretation of any provision contained herein, the non-prevailing party shall pay the prevailing party’s costs and expenses of such litigation, including, without limitation, reasonable attorneys’ fees.

This agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, Grantor and Grantee have executed this agreement as of                                  , 2024.

GRANTOR:

, a

By:
Name:
Title:

GRANTEE:

, a

By:
Name:
Title:

EXHIBIT 9.2.5

FIRPTA AFFIDAVIT

FIRPTA CERTIFICATION UNDER SECTION 1445 I.R.C

Section 1445 of the Internal Revenue Code of 1986, as amended, provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including Section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity.  To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by                                          (“Transferor”), Transferor hereby certifies to [                         ]:

1.The Company is not a foreign corporation, foreign partnership, foreign person, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2.The Company is not a disregarded entity as defined in §1.1445-2(b)(2)(iii);

3.The Company’s U.S. employer identification number is 81-0925839; and

4.The Company’s office address is:

The Company understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury, the Company declares that the Company has examined this certification and to the best of the Company’s knowledge and belief it is true, correct, and complete, and the Company further declares that the Company has authority to sign this document.

[SIGNATURE ON FOLLOWING PAGE]

Dated:  ______________, 2024.

IBIO CDMO LLC, a Delaware limited liability company

By:
Name:
Title:

EXHIBIT 9.2.6

FORM OF OWNER’S AFFIDAVIT

STATE OF TEXAS	§
§
COUNTY OF ________	§

BEFORE ME, the undersigned authority, on this day personally appeared                                     , as                                  of                    , a                             (“Owner”) who on his oath, deposes and says, to the best of his knowledge and belief, as follows:

1.

Affiant is a duly authorized representative of Owner and in that capacity, is authorized to act on behalf of Owner in all matters relating to the sale, disposition and financing of the ground lease estate identified on Exhibit A attached hereto (hereinafter the “Property”).

2.	Owner is desirous of selling the Property and, in connection therewith, (the “Title Company”) has issued its Title Commitment No. dated , 2024 covering the Property (the “Title Commitment”).
3.	In connection with the issuance of the owner’s policy at Closing pursuant to the Title Commitment, Affiant makes the following statement of facts:

a.Affiant has no knowledge of any adverse claim to any of the Property; and that so far as Affiant knows there are no encroachments or boundary conflicts other than those shown on the Title Commitment and/or the survey of the Property dated                      (the “Survey”), a copy of which has been delivered to and reviewed by the Title Company.

b.Except as may be disclosed in the Title Commitment, Affiant states (i) Owner has not incurred any indebtedness that would affect the title to the Property, (ii) to Affiant’s knowledge, there are no liens (including Federal or States Liens, Judgment Liens or materialman’s and mechanic’s liens) of any kind on the Property and (iii) to Affiant’s knowledge, no suits pending against the Owner in Federal or State Court except as may be disclosed in the Title Commitment.

c.Except as shown on the Title Commitment or the Survey (i) no person or entity now has possession of the Property, (ii) Affiant has no current and actual knowledge of any person or entity that would have the right to possession of the Property other than Owner and other than as may be disclosed in said Title Commitment or Survey and (iii) Owner has not granted any options to purchase or rights of first refusal to purchase the Property.

d.There are no labor or material claims against the improvements or repairs, if any, or the Property upon which such improvements are situated, which have not been fully paid or which will not be fully paid as and when due in the ordinary course of business.  Owner has not previously conveyed the Property and is not a debtor in bankruptcy.

4.

Affiant recognizes that but for the making of the hereinabove statement of facts relative to the Property, the Title Company would not issue its Title Policy with respect to the Property and that such statements have been made as a material inducement for the issuance of such Policy.

WITNESS, my hand this ___ day of ______________, 2024.

AFFIANT:

By:
Name:
Title: